Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $0.001 per share, of CardConnect Corp., a Delaware corporation, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 5th day of June, 2017.

FIRST DATA CORPORATION

/s/ Stanley J. Andersen
Name: Stanley J. Andersen
Title: Vice President and Assistant Secretary

MINGLEWOOD MERGER SUB INC.

/s/ Stanley J. Andersen
Name: Stanley J. Andersen
Title: Vice President and Assistant Secretary